EXHIBIT 4.2

Amendment No. 1 to Shareholder Protection Rights Agreement

THIS AMENDMENT effective as of August 20, 2008 (this “Amendment”), amends and modifies that certain Shareholder Protection Rights Agreement, dated as of March 29, 2002 (the “Rights Agreement”), between X-Rite, Incorporated, a Michigan corporation (the “Company”) and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A. (the “Rights Agent”). All capitalized terms used in this Amendment and not otherwise defined herein, shall have the meaning given them in the Rights Agreement.

WHEREAS, pursuant to the Investment Agreement, dated as of August 20, 2008 (the “Investment Agreement”), between the Company and OEPX, LLC (“Investor 1”), the Company will issue, subject to the terms and conditions set forth therein, shares of its common stock, par value $0.10 per share (“Common Stock”), in a private placement for an aggregate purchase price set forth in the Investment Agreement;

WHEREAS, pursuant to the Investment Agreement, dated as of August 20, 2008 (the “Institutional Investor Investment Agreement”), between the Company, Sagard Capital Partners, L.P. (“Investor 2”) and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P., and Tinicum Capital Partners II Executive Fund, L.L.C. (together with Investor 2, the “Institutional Investors”), the Company will issue, subject to the terms and conditions set forth therein, shares of Common Stock, in a private placement for an aggregate purchase price set forth in the Institutional Investor Investment Agreement;

WHEREAS, as a result of the issuance of shares of Common Stock to Investor 1 pursuant to the Investment Agreement, taken together with the simultaneous issuance of shares of Common Stock to the Institutional Investors pursuant to the Institutional Investor Investment Agreement, Investor 1 will be the Beneficial Owner of 37.34% of the outstanding shares of Common Stock and Investor 2 will be the Beneficial Owner of 15.43% of the outstanding shares of Common Stock (including shares of Common Stock presently Beneficially Owned by Investor 2);

WHEREAS, under the terms of the Rights Agreement, Investor 1 and Investor 2 would each be an “Acquiring Person” as the Beneficial Owner of shares representing more than 15% of the outstanding Common Stock;

WHEREAS, the Rights Agreement provides that, subject to certain conditions, if any person or group becomes an Acquiring Person, then each Right (other than the Rights held by the Acquiring Person and certain affiliated persons) would become exercisable and could, among other things, entitle the holders of Rights to purchase shares of Common Stock at a purchase price equal to approximately half of such shares’ current market value;

WHEREAS, it is not the intention of the Company that, solely by reason of the transactions contemplated by the Investment Agreement or the Institutional Investor Investment Agreement (and/or by reason of the shares of Common Stock presently Beneficially Owned by Investor 2), Investor 1, Investor 2 or their Affiliates be deemed an Acquiring Person, which could result in the Rights becoming exercisable;

WHEREAS, Section 5.4 of the Rights Agreement permits the Company, from time to time, to supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, on August 20, 2008, the Board of Directors of the Company adopted a resolution approving the execution of this Amendment and, pursuant to Section 5.4 of the Rights Agreement, hereby amends the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

Section 1. Acquiring Person. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended by the insertion of the following sentence immediately following the first sentence of such definition:

“Notwithstanding the foregoing, (A) OEPX, LLC (“Investor 1”), together with its Affiliates and Associates, shall not be considered an “Acquiring Person” solely by virtue of (i) the approval, execution or delivery of the Investment Agreement, dated as of August 20, 2008 (the “Investment Agreement”), between the Company and Investor 1, (ii) the consummation of the purchase of Purchased Securities or (iii) the consummation of any other transaction contemplated in the Investment Agreement, including, without limitation, acquisition by Investor 1 of Beneficial Ownership of Purchased Securities or New Securities acquired pursuant to Section 4.5 of the Investment Agreement; provided, that Investor 1, together with its Affiliates and Associates, shall be considered an “Acquiring Person” at such time as Investor 1, any of its Affiliates, Associates or Persons of which they are Associates acquires Beneficial Ownership of any shares of Common Stock in addition to the Purchased Securities and any New Securities acquired pursuant to Section 4.5 of the Investment Agreement if, following such acquisition, Investor 1, together with its Affiliates and Associates would be the Beneficial Owner of more than 15% of the shares of Common Stock outstanding at the time of such acquisition; and provided, however, that notwithstanding anything herein to the contrary, no Person that is an Affiliate or Associate of Investor 1 shall be deemed to be an Affiliate or Associate of Investor 1 for purposes of this definition and/or Section 5.4, if such Person in the ordinary course of its business becomes a Beneficial Owner of Common Stock and (i) appropriate “information barriers” are established between individuals who are working, directly or indirectly, on behalf of Investor 1 and those individuals who in the ordinary course of their business make investment decisions on behalf of such Person that is an Affiliate or Associate of Investor 1 to become Beneficial Owners of Common Stock, which “information barriers” will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such investment decisions to become Beneficial Owners of Common Stock are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals making investment decisions to acquire or become Beneficial Owners of Common Stock on behalf of such Person that is an Affiliate or Associate of Investor 1 are not acting, directly or indirectly, at the direction of Investor 1 and (iv) such investment decisions to become Beneficial Owners of Common Stock are not undertaken with a view to circumventing the provisions of this Agreement, and (B) Sagard Capital Partners, L.P. (“Investor 2”), together with its Affiliates and Associates, shall not be considered an “Acquiring Person” solely by virtue of (i) the approval, execution or delivery of the Investment Agreement, dated as of August 20, 2008 (the “Institutional Investor Investment Agreement”), between the Company and Investor 2, (ii) the consummation of the purchase of Institutional Investor Purchased Securities or (iii) the consummation of any other transaction contemplated in the Institutional Investor Investment Agreement, including, without limitation, acquisition by Investor 2 of Beneficial Ownership of Institutional Investor Purchased Securities or Institutional Investor New Securities pursuant to Section 4.5 of the Institutional Investor Purchase Agreement; provided, that Investor 2, together with its Affiliates and Associates, shall be considered an “Acquiring Person” at such time as Investor 2, any of its Affiliates, Associates or Persons of which they are Associates acquires Beneficial Ownership of any shares of Common Stock in addition to Common Stock Beneficially Owned by Investor 2 on August 20, 2008, the Institutional Investor Purchased Securities and any Institutional Investor New Securities acquired pursuant to Section 4.5 of the Institutional Investor Investment Agreement if, following such acquisition, Investor 2, together with its Affiliates and Associates would be the Beneficial Owner of more than 15% of the shares of Common Stock outstanding at the time of such acquisition; provided, however, that notwithstanding anything herein to the contrary, no Person that is an Affiliate or Associate of Investor 2 shall be deemed to be an Affiliate or Associate of Investor 2 for purposes of this definition and/or Section 5.4, if such Person in the ordinary course of its business becomes a Beneficial Owner of Common Stock and (i) appropriate “information barriers” are established between individuals who are working, directly or indirectly, on behalf of Investor 2 and those individuals who in the ordinary course of their business make investment decisions on behalf of such Person that is an Affiliate or Associate of Investor 2 to become Beneficial Owners of Common Stock, which “information barriers” will prevent confidential information regarding the Company from being disclosed to such individuals, (ii) such investment decisions to become Beneficial Owners of Common Stock are conducted only in accordance with the policies and procedures governing such information barriers and with applicable law, (iii) the individuals making investment decisions to acquire or become Beneficial Owners of Common Stock are not acting, directly or indirectly, at the direction of Investor 2 and (iv) such investment decisions to become Beneficial Owners of Common Stock are not undertaken with a view to circumventing the provisions of this Agreement;

provided further that Power Financial Corporation and any direct or indirect entity controlled by Power Financial Corporation shall not be deemed to be an Affiliate of Investor 2 for any purpose under this Agreement .”

Section 2. Defined Terms. The Rights Agreement is hereby amended by adding the following definitions in Section 1.1 of the Rights Agreement in their appropriate positions in alphabetical order among the existing definitions therein:

“Institutional Investor New Securities” shall have the meaning set forth in the Institutional Investor Investment Agreement.

“Institutional Investor Purchased Securities” shall have the meaning set forth in the Institutional Investor Investment Agreement.

“New Securities” shall have the meaning set forth in the Investment Agreement.

“Purchased Securities” shall have the meaning set forth in the Investment Agreement and, for the avoidance of doubt, shall include the Additional Investor Stock (as defined in the Investment Agreement), if any.

Section 3. Stock Acquisition Date. The definition of “Stock Acquisition Date” in Section 1.1 of the Rights Agreement is hereby amended by adding the following sentence at the end of the last sentence thereof:

“Notwithstanding anything herein to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution, delivery or performance of the Investment Agreement, (ii) the approval, execution, delivery or performance of the Institutional Investor Investment Agreement, (iii) the consummation of the purchase of Purchased Securities, New Securities, Institutional Investor Purchased Securities and/or Institutional Investor New Securities or the transactions contemplated by the Investment Agreement and/or the Institutional Investor Investment Agreement or (iv) the public announcement of any of the foregoing.”

Section 4. Amendment of Section 2. Section 2 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof as Section 2.3(h):

“Nothing in this Agreement shall be construed to give any holder of the Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Investment Agreement, the Institutional Investor Investment Agreement or by virtue of any of the transactions provided for by the Investment Agreement or the Institutional Investor Investment Agreement, including, without limitation, the consummation thereof or the sale of New Securities by the Company in accordance with Section 4.5 of the Investment Agreement and/or the sale of Institutional Investor New Securities by the Company in accordance with Section 4.5 of the Institutional Investor Investment Agreement.”

Section 5. Amendment of Section 5.4. Section 5.4 of the Rights Agreement is hereby amended by adding the following at the end of the last sentence thereof:

“Notwithstanding anything herein to the contrary, (a) the Company shall not supplement, modify, replace or amend this Agreement (including by way of adopting or entering into any other shareholder protection rights agreement or other similar agreement or instrument) in any manner which causes either Investor 1 or Investor 2 to be deemed an Acquiring Person unless such Investor, together with its Affiliates and Associates, becomes the Beneficial Owner of additional shares of Common Stock after the effectiveness of such supplement, modification, replacement or amendment, as the case may be, and (b) in the event the Company enters into or adopts any other shareholder protection rights agreement or other similar agreement or instrument at any time, the Company agrees that such other agreement or instrument shall not operate in any manner which causes either Investor 1 or Investor 2 to be deemed an Acquiring Person unless such Investor, together with its Affiliates and Associates, becomes the Beneficial Owner of additional shares of Common Stock after the effectiveness of such shareholder protection rights agreement or other similar agreement or instrument. Clause (a) and (b) of the forgoing sentence shall be of no further force or effect (x) as to Investor 1, from and after such time as Investor 1, together with its Affiliates and Associates, is the Beneficial Owner of less than 15% of the then outstanding shares of Common Stock, and (y) as to Investor 2, from and after such time as Investor 2, together with its Affiliates and Associates, is the Beneficial Owner of less than 15% of the then outstanding shares of Common Stock. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligations under this Agreement to Investor 1 from and following the valid termination of the Investment Agreement in accordance with its terms or to Investor 2 from and following the valid termination of the Institutional Investor Investment Agreement in accordance with its terms.

Section 6. Amendment of Section 5.9. Section 5.9 of the Rights Agreement is hereby amended by deleting the Rights Agent address in its entirety and replacing it with the following:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attention: Client Services

Section 7. Amendment of Section 5.13. Section 5.13 of the Rights Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent, the holders of the Rights, the Investor (solely for purposes of Section 5.4) and Investor 2 (solely for purposes of Section 5.4) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, the holders of Rights, the Investor (solely for purposes of Section 5.4) and Investor 2 (solely for purposes of Section 5.4).”

Section 8. Amendment to Agreement. The Rights Agreement is hereby amended by inserting the following new Section 5.15:

“5.15. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 9. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

Section 10. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment are consummated as originally contemplated to the greatest extent possible.

Section 11. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to contracts executed in and to be performed in that State.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be executed by as of the date first written above by their respective officers thereunto duly authorized.

X-RITE, INCORPORATED

By:	/s/ Thomas J. Vacchiano, Jr.
Name: Thomas J. Vacchiano, Jr. Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Darlene DioDato
Name: Darlene DioDato Title: Managing Director